Exhibit 5.3

[Simpson Thacher & Bartlett Letterhead]

April 11, 2012

Hovnanian Enterprises, Inc.

110 West Front Street

P.O. Box 500

Red Bank, New Jersey 07701

Ladies and Gentlemen:

We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (“Hovnanian”), in connection with the Registration Statement on Form S-3 (File No. 333-173365) (the “Registration Statement”) filed by Hovnanian and certain subsidiaries of Hovnanian with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance thereunder by Hovnanian of 25,000,000 shares (the “Shares”) of Class A Common Stock, par value $.01 per share (the “Common Stock”), pursuant to the Underwriting Agreement dated as of April 4, 2012, among Hovnanian and the underwriters named therein (the “Underwriting Agreement”). The Shares will be accompanied by a right (each, a “Right”) to purchase, under certain circumstances, from Hovnanian one ten-thousandth of a share of its Series B Junior Preferred Stock, par value $0.01 per share (the “Preferred Shares”), pursuant to the Rights Agreement dated as of August 14, 2008 (the “Rights Agreement”), between Hovnanian and National City Bank, as Rights Agent (the “Rights Agent”) until the Expiration Date (as defined in the Rights Agreement). The Rights associated with the Shares initially will trade together with the Shares.

We have examined the Registration Statement; Hovnanian’s prospectus dated April 18, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the offering of the Shares, dated April 4, 2012 (together with the Base Prospectus, the “Prospectus”), filed by Hovnanian pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; a copy of a specimen certificate representing the Common Stock and the Rights Agreement, each of which has been filed with the Commission as an exhibit to the Registration Statement, and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents or statements of public officials and of officers and representatives of Hovnanian.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We have assumed further that (i) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent; (ii) the Rights Agreement is the valid and legally binding obligation of the Rights Agent; (iii) the Rights Agent is validly existing under the law of the jurisdiction in which it is organized; and (iv) with respect to the Rights, there are sufficient shares of preferred stock authorized under Hovnanian’s Amended Certificate of Incorporation and not otherwise reserved for issuance.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Shares issued and sold by Hovnanian pursuant to the Underwriting Agreement have been duly authorized by Hovnanian and are validly issued, fully paid and nonassessable.

2.	The Rights attached to the Shares of Common Stock issued and sold constitute valid and legally binding obligations of Hovnanian, enforceable against Hovnanian in accordance with their terms.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) Section 30 of the Rights Agreement relating to the severability provisions of the Rights Agreement or (ii) the waiver of rights and defenses contained in Section 13(d) and 15(d) of the Rights Agreement.

In addition, with respect to our opinion set forth in paragraph 2 above and the Rights and the Rights Agreement, (i) we do not address the determination a court of competent jurisdiction may make regarding whether Hovnanian’s board of directors (the “Board of Directors”) would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (iii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We do not express any opinion herein concerning any law other than the law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Current Report on Form 8-K of Hovnanian filed with the Commission in connection with the offer and sale of the Shares and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

3